                                                                   EXHIBIT (10p)

                                SUPPLY AGREEMENT


         This Agreement made this 28th day of December, 2001, by and between Russell Corporation, a corporation organized and existing under the laws of the State of Alabama, with its offices at 3330 Cumberland Blvd., Suite 800, Atlanta, GA ("Russell"), Frontier Yarns, LLC, a limited liability company organized and existing under the laws of the State of Alabama, with its offices at 1700 Central Plank Road, Wetumpka, Alabama 36092 ("Manufacturer") and Frontier Spinning Mills, Inc., a corporation organized and existing under the laws of the State of North Carolina, with its offices at 1823 Boone Trail Road, Sanford, North Carolina 27330 ("Frontier").

         WHEREAS, Russell is engaged in the business of manufacturing, marketing and selling apparel products; and

         WHEREAS, Manufacturer is a joint venture limited liability company formed by Russell and Frontier to operate certain yarn manufacturing facilities; and

         WHEREAS, Russell desires to purchase yarn from Manufacturer and Manufacturer is willing to supply yarn to Russell, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Russell and Manufacturer agree as follows:


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1.       Definitions

         The following terms used in this Supply Agreement shall have the following meanings unless otherwise expressly provided herein:

         (a) "Additional Capacity" shall mean an amount of Yarn in excess of the Annual Minimum [PROVISION REDACTED](*).

         (b) "Annual Minimum" shall mean the agreed upon production capacity of the Manufacturer. Said capacity will be based upon an average yarn count per plant and the total capacity determined on the basis of a fifty (50) week production year as specified in Schedule A. The Annual Minimum may be adjusted as agreed upon in writing by Russell and the Manufacturer but, in any event, shall be based upon the full capacity of the mill.

         (c) "Anticipated Shortfall" shall mean in any month the difference between the pro-rated monthly portion of the Annual Minimum and the amount of Yarn that Russell anticipates purchasing from Manufacturer.

         (d) "CPI" shall mean the Index now known as the "United States Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners and Clerical Workers-Revised", All items for Birmingham, Alabama, SMSA (1982-84 = 100).

         (e) "Idle Capacity Charge" shall be determined in accordance with the following formula:

                  [PROVISION REDACTED] (*)


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(*) Material omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "SEC"). The omitted material has been filed separately with the SEC.


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

         (f) "Idle Capacity Payment" shall mean the amount determined in accordance with the formula specified above.

         (g) "Manufacturer's Shortfall" shall mean in any month the difference between the pro-rated monthly portion of the Annual Minimum and/or the Additional Capacity that Manufacturer determines that it will not be able to produce and deliver to Russell.

         (h) "Manufacturer's Shortfall Payment" shall mean the difference between the replacement cost to Russell of Shortfall Yarn and the agreed upon price in Paragraph 3.

         (i) "Marginal Revenue" shall refer to a method of calculation of cost per pound of Yarn whereby the revenue per frame is determined as a constant value and is divided by the number of pounds of production per frame to determine cost per pounds of Yarn. This method of calculation is more specifically described in the example contained in Paragraph 3(a) herein.

         (j) "Non-conforming Yarn" shall mean Yarn that fails to meet the Specifications and Quality Control Standards of Russell.

         (k) "Price" shall mean the purchase price Russell shall pay to Manufacturer for the Yarn as determined in accordance with Paragraph 3.

         (l) "Price Adjustment Notice" shall mean a written notice delivered by either Manufacturer or Russell in which the delivering party proposes an adjustment to the Price of the Yarn.

         (m) "Price Adjustment Notice Period" shall mean a period of 45 days after delivery of a Price Adjustment Notice in which the parties attempt to negotiate an adjustment to the Price of the Yarn.


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         (n)      "Purchase Order" shall mean a document delivered to
                  Manufacturer by Russell for the purchase of specific quantities of Yarn. A copy of Russell's form of Purchase Order is attached as Schedule 1(n).

         (o) "Quality Control Standards" shall mean the quality control procedures, specifications, processes and measurements as specified by Russell in Schedule 1(o), as may be amended from time to time upon written agreement of the parties, to be utilized by Manufacturer in producing the Yarn.

         (p) "Raw Materials" shall mean the raw materials, fiber, components and supplies for the Yarn.

         (q) "Reimbursement Notice" shall mean a written notice from Manufacturer to Russell stating that it has been unable to secure order(s) for all or part of the Shortfall.

         (r) "Shortfall Notice" shall mean the written notice delivered to Manufacturer by Russell that states that there will be an Anticipated Shortfall.

         (s) "Specifications" shall mean Russell's specifications for the Yarn as set forth in Schedule 1(o), as may be amended from time to time, or in a Purchase Order.

         (t)      "Term" shall have the meaning specified in Paragraph 5 below.

         (u) "Yarn" shall mean the yarn meeting the Specifications and Quality Control Standards purchased from Manufacturer by Russell in accordance with the terms of this Agreement.

         (v) "Year" shall mean the fiscal year of the Manufacturer consisting of either fifty-two (52) or fifty-three (53) weeks, which period shall commence on December 28, 2001. The initial year of the


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                  Manufacturer shall consist if a period shorter than 52 or 53 weeks and will be measured from the closing until the end of the fiscal year of the Manufacturer. All computations in the initial year of the Manufacturer shall be pro-rated according to the actual number of weeks the Manufacturer is in existence.

2.       Supply

         (a)      Obligations of Russell and Manufacturer

                  (i) Russell agrees to purchase Yarn from Manufacturer in mutually agreed upon counts for Russell's use in manufacturing apparel products. Subject to the terms and conditions of this Agreement, during each Year of the Term of this Agreement, Manufacturer agrees to supply to Russell the Annual Minimum and Russell agrees to purchase from Manufacturer at least the Annual Minimum.

                  (ii) Russell shall have the right to purchase Additional Capacity within the terms outlined in Forecasts and Orders (as specified in Paragraph 2(e) herein). The price for Additional Capacity will be determined in accordance with Schedule C. The terms and conditions for the purchase of the Additional Capacity shall be in accordance with the terms of this Agreement.

                  (iii) If during any month Russell fails to timely notify Manufacturer of its intent to utilize all or a portion of the Additional Capacity, or if Russell notifies Manufacturer that it intends to use a portion of the Additional Capacity, Manufacturer shall be free to sell any unused portion of the Additional Capacity to a third party. Manufacturer may sell any capacity of Yarn in excess of the Annual Minimum and the Additional Capacity to a third party.


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                  (iv)     If Russell determines that it will not purchase the
                           monthly pro rata share of the Annual Minimum during a month, Russell shall deliver a Shortfall Notice to Manufacturer as soon as reasonably practicable to enable Manufacturer to sell such Anticipated Shortfall to a third party or parties. Upon receipt of the Shortfall Notice, Manufacturer shall use its best efforts to secure orders from third parties to utilize such Anticipated Shortfall; provided, however, that if Manufacturer is unable to secure orders from third parties for all of the Anticipated Shortfall within thirty (30) days of receipt of a Shortfall Notice, it shall deliver a Reimbursement Notice to Russell. The Reimbursement Notice shall include a calculation of the Idle Capacity Payment in accordance with the sample formula contained in Paragraph 1(e). If Manufacturer sells the Anticipated Shortfall to a third party, the Idle Capacity Payment will be adjusted for the difference between the outside selling price conversion and the agreed upon conversion by Russell. If Manufacturer's sales of Anticipated Shortfall exceed the amount which would have constituted the Price if Russell had purchased the Anticipated Shortfall, such excess will be used by Manufacturer as an offset to future Idle Capacity Payments due from Russell.

                  (v) Russell shall remit the Idle Capacity Payment to Manufacturer within thirty (30) days from the date of receipt of the Reimbursement Notice.

                  (vi) If, prior to or during a month, Manufacturer determines that there will be a Manufacturer's Shortfall, Manufacturer shall provide prompt written notice to Russell. Within ten (10) days of the date Manufacturer provides notice to Russell of a Manufacturer's Shortfall, Frontier will provide written notice to Russell of either: (A) its agreement to supply the Manufacturer's Shortfall in accordance with the terms and


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                           conditions of this Agreement or (B) its inability to
                           supply the Manufacturer's Shortfall in accordance with the terms and conditions of this Agreement. In the event of a Manufacturer's Shortfall and Frontier's notice of inability to supply Manufacturer's Shortfall or its failure to supply Manufacturer's Shortfall in accordance with the terms of this Agreement, Russell shall have the right to purchase an amount of yarn equal to the Manufacturer's Shortfall from a third party. In this event, Russell's obligation to purchase the Annual Minimum shall be reduced by the amount of the Manufacturer's Shortfall and Manufacturer shall pay to Russell the Manufacturer's Shortfall Payment within thirty (30) days of receipt of written notice from Russell.

         (b)      Raw Materials, etc.

                  (i) All Raw Materials required by Manufacturer to fulfill its obligations under this Agreement shall be acquired by Manufacturer at its sole cost and expense. The Raw Materials shall be of such grade and quality as shall be necessary to meet the Specifications for the Yarn set forth in Schedule 1(o) or as specified by Russell in a Purchase Order.

                  (ii) All cotton for use in the Yarn shall be purchased by contracts, with fixation of prices set by Russell. All polyester for use in the Yarn shall be purchased from vendors approved by Russell at mutually agreed upon prices. Manufacturer covenants and agrees that Russell shall be entitled to all rebates on the purchase of Raw Materials, including cotton. Such rebates shall be reflected as credits to Russell in Manufacturer's invoices for Yarn purchases hereunder.

         (c)      Manufacturing


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         Either Manufacturer or Frontier shall manufacture the Yarn in accordance with (i) the Specifications set forth in Schedule 1(r), as may be amended from time-to-time, (ii) the Purchase Orders, (iii) any other documentation provided by Russell (iv) good manufacturing practices and (v) applicable laws and regulations.

         If the Specifications, excluding issues with Non-conforming Yarn and Quality Control Standards, affect the "full running capacity" of the mill (as agreed upon by Russell and Manufacturer), an adjustment will be made to the Price based upon Marginal Revenue.

         (d)      Title and Risk of Loss

         All Yarn sold to Russell by Manufacturer under this Agreement shall be F.O.B. mill. All Yarn sold to Russell by Frontier shall be delivered to Russell F.O.B. Russell's dock, less a freight allowance to Frontier of [PROVISION REDACTED](*).

         (e)      Forecasts and Orders

                  (i) By the fifteenth (15th) of each month, Russell shall deliver to Manufacturer a non-binding rolling forecast by specific yarn counts of its requirements of Yarn for the next succeeding six (6) months.

                  (ii) Russell shall deliver Purchase Orders for its Yarn requirements to Manufacturer at least fifteen (15) days before the required delivery date. The Purchase Orders will list the next two (2) weeks' requirements. A Purchase Order is a purchase commitment and will not be considered as Anticipated Shortfall.

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(*) Material omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "SEC"). The omitted material has been filed separately with the SEC.


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

                  (iii) Manufacturer shall acknowledge all Purchase Orders in writing within two (2) business days of receipt.

         (f)      Non-conforming Yarn

                  (i) All claims for Non-conforming Yarn shall be made by Russell to the Manufacturer within sixty (60) days of the date of receipt by Russell or, if the non-conformity is of such a nature that it cannot be readily discovered with the exercise of reasonable diligence within sixty (60) days of the date Russell receives such Non-conforming Yarn, then within thirty
                           (30) days of Russell's discovery of the
                           non-conformity. In the event the Manufacturer should discover that a defect has occurred before delivery of Yarn to Russell, then the Manufacturer will immediately notify Russell of such defect. In no event will any claim for Non-conforming Yarn be allowed after three hundred sixty five (365) days after delivery of the Non-conforming Yarn to Russell.

                  (ii) Manufacturer shall replace all Non-conforming Yarn as soon as reasonably possible at no cost to Russell and shall reimburse Russell for all costs of handling and/or disposal of Non-conforming Yarn. Notwithstanding any other provision of this Agreement, Manufacturer shall not be required to reimburse Russell for Non-conforming Yarn if the non-conformity resulted solely from Russell's negligence or willful misconduct in the handling of the Yarn.

         (g)      Sale of MVS and Other Yarns


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                  At Russell's request, Manufacturer may sell MVS or other yarn to third parties. In this event, Frontier covenants and agrees to replace from its other facilities the displaced capacity resulting from such sale(s).

         3.       Price for Yarn

                  (a)      Initial Price

                  [PROVISION REDACTED (APPROXIMATELY ONE-HALF PAGE)](*)

                           (b)      Adjustment of Price

                  [PROVISION REDACTED (APPROXIMATELY ONE PAGE)](*)

                  (c)      Payment Terms

                  (i) Manufacturer shall invoice Russell whenever Yarn is shipped to Russell, based upon a Bill of Lading that indicates the quantity shipped. Russell shall pay Manufacturer's invoices within thirty days of receipt thereof.

                  (ii) Russell shall have the right to offset any amounts Manufacturer may owe to Russell hereunder against any amounts Russell owes Manufacturer hereunder, unless such dispute involves an issue over whether the Yarn has been manufactured in accordance with the Quality Control Standards. In the case of such a dispute over quality issues, the right to offset will not apply until the dispute is resolved.

         4.       Quality Control


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(*) Material omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "SEC"). The omitted material has been filed separately with the SEC.


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         (a)      To insure compliance with applicable laws and regulations and to assure that only Yarn meeting the Specifications and Quality Control Standards is sold to Russell hereunder, Manufacturer shall strictly conform to such Quality Control Standards as Russell may reasonably request from time to time.

         (b) Upon reasonable prior notice, Russell's representatives shall have the right to inspect the premises, equipment, procedures, and facilities of Manufacturer prior to and during the period of manufacturing of the Yarn. Russell's representatives shall have access to all portions of the storage, production, and other facilities of Manufacturer that are involved in, or committed to, the production of the Yarn. Manufacturer shall have the right to accompany Russell's representatives during any such inspection. In the event that an inspection shall require access to any plant owned by Frontier, Russell's representatives shall have access to such plants upon the execution of a confidentiality agreement reasonably designed to protect Frontier's confidential and proprietary information.

         (c) Manufacturer shall immediately notify Russell of any inspection of its facility by any governmental agency, and shall thereupon furnish Russell with copies of all reports relating to such inspections if such inspections involve or may involve the production and storage of the Yarn.

         (d) Manufacturer shall inspect all Raw Materials in accordance with industry standards. Should Manufacturer discover any non-conforming (whether by defect or otherwise) Raw Materials, it shall discontinue any use of such non-conforming Raw Materials and immediately notify Russell if non-conforming Raw Materials have been used in Yarn supplied to Russell.


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         (e)      Manufacturer shall comply with the Business Partner Guidelines of Russell, a copy of which is attached as Schedule 4(e) hereto, and agrees to submit to any on-site monitoring of its manufacturing facilities in order to verify compliance with such Business Partner Guidelines.

5.       Term of Agreement

The Term of this Agreement shall commence on October 15, 2001, or upon the establishment of Manufacturer, whichever is later, and continue indefinitely unless terminated pursuant to Paragraph 6 below.

6.       Early Termination

         (a) Either party may immediately terminate this Agreement in the case of:

                  (i) The breach by any party of a material covenant or obligation under this Agreement and the failure of the breaching party to cure, or to make substantial progress toward curing, such breach within thirty
                           (30) days after receipt of written notice of the breach from the terminating party; or

                  (ii) A party becoming insolvent, bankrupt, entering into an arrangement with creditors or similar action, or a petition or action for dissolution or liquidation of the other party; or

                  (iii) Any of the circumstances of force majeure set forth in Paragraph 9 occurs and continues for a period of ninety (90) days; or

                  (iv) Assignment, in whole or in part, of any rights and obligations derived from this Agreement without prior and express authorization from the other party.


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         (b)      If Manufacturer fails to comply in any material way with any of its material obligations three (3) or more times in any consecutive 12-month period, such repeated failures shall constitute grounds for immediate termination, regardless of the corrections of such failures.

         (c) After the first five (5) years of the Term of this Agreement, Russell may terminate this Agreement for any reason and at any time upon two (2) years prior written notice to Manufacturer.

         (d) At Russell's option, if there is a change of control in Manufacturer resulting in Frontier no longer having at least a fifty-one percent (51%) interest.

         (e) If there is a change of control of Frontier resulting in the current shareholders of Frontier owning less than fifty-one percent (51%) of the voting control of Frontier, Russell shall have the option to purchase the assets of Manufacturer at book value.

         (f) Upon the termination of this Agreement for any reason, Russell will only be liable for any confirmed Purchase Orders pursuant to Paragraph 2(e).

         (g) Upon termination of this Agreement, all rights, obligations, and causes of action accruing hereunder prior to such termination shall survive and the provisions of this Agreement shall continue to be controlling for the purpose of determining the rights of the parties hereto. The waiver or repeated waiver by either party hereto of any breach of any provision of this Agreement by the other party shall not be deemed a waiver of a future breach.

         (h) In the event of either a fundamental decrease in the demand for Yarn or the cost of the Yarn becoming uncompetitive, Russell shall have the right to cause the Manufacturer to close any plant


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                  operated by the Manufacturer upon sixty (60) days notice. If
                  Russell shall exercise this right, the Manufacturer will sell the assets of the plant to be closed and Russell shall reimburse the Manufacturer the difference between the asset selling price and the book value of the asset sold, in addition to the reasonable expenses of closing the plant.

7.       Indemnification and Insurance

         (a) Manufacturer shall indemnify, defend, and hold Russell, its employees and agents and/or any direct or indirect customer of Russell, harmless from and against any and all liabilities, injuries, claims, suits, costs, expenses, losses and damages, including reasonable attorneys' fees, (i) brought by any lawful governmental authority against or concerning the Yarn or (ii) that may in any way arise out of damage, death, illness, or injury to any person or property, in connection with Manufacturer's performance or failure to perform in accordance with this Agreement or other liabilities arising out of any act or omission on the part of the Manufacturer; provided, however, that (A) Russell shall give Manufacturer prompt notice of any such claim and Russell shall cooperate with Manufacturer in defending against any such claim and (B) such liabilities, damages, etc. are not caused solely by the negligence or willful misconduct of Russell. Damages of an indirect or consequential nature, such as lost profits, shall not be recoverable hereunder.

         (b) Russell shall indemnify, defend, and hold Manufacturer, its employees and agents, harmless from and against any and all liabilities, injuries, suits, costs, expenses, losses and damages, including reasonable attorneys' fees, arising out of damage, death, illness, or injury to any person or property arising from Russell's performance or failure to perform in accordance with this Agreement or other liabilities arising out of any act or omission on the part of Russell; provided, however, that (i)


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                  Manufacturer shall give Russell prompt notice of any such
                  claim and Manufacturer shall cooperate with Russell in defending against any such claim and (ii) such liabilities, damages, etc. are not caused solely by the negligence or willful misconduct of Manufacturer.

         (c) Manufacturer agrees to obtain and maintain at its own expense, through and until the expiration of the last of the limitations periods under any applicable legislation, insurance coverage written on an occurrence basis and providing protection to Russell from any and all losses, liabilities, claims, demands, fines, damages, judgments, settlement actions and causes of action of every kind and nature, including all legal fees and all expenses in connection therewith, arising out of Manufacturer's operations or Manufacturer's negligence or intentional misconduct. Such insurance shall be maintained as follows: (i) comprehensive general liability, including bodily injury and/or property damage in amounts not less than [PROVISION REDACTED](*) per occurrence/[PROVISION REDACTED](*) aggregate; (ii) workers' compensation insurance at statutory limits; and products liability coverage in the amount of [PROVISION REDACTED](*). Within thirty (30) days from the date of execution of this Agreement, Manufacturer shall submit to Russell a copy of such insurance policy or policies, or an acceptable certificate of insurance from a licensed carrier acceptable to Russell, evidencing the insurance coverage required herein and naming Russell, its subsidiaries, divisions, and affiliates and each of their respective officers, directors and employees as additional insured parties and loss payees. Such policies shall provide that the insurer shall not terminate or materially modify such coverage without written notice to Russell at least thirty (30) days in advance thereof. Manufacturer acknowledges and agrees that its acquisition of the


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(*) Material omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "SEC"). The omitted material has been filed separately with the SEC.


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                  insurance coverage required hereunder shall in no way affect or limit its duties of indemnity provided for in this Agreement. Manufacturer shall provide Russell with renewal policies or certificates of insurance in accordance with the terms hereof on an annual basis.

8.       Independent Contractor

         Manufacturer is an independent contractor. This Agreement does not make or constitute Manufacturer as the agent or representative of Russell or Frontier for any purpose whatsoever. Manufacturer shall have no power or authority to act on behalf or in the name of Russell or Frontier or to bind Russell or Frontier, either directly or indirectly, in any manner or thing, without the express written authorization of Russell or Frontier. The operation of any equipment or machinery or devices used by Manufacturer and the employment of labor to manufacture, store, assemble, load and deliver the Yarn shall be the sole responsibility of Manufacturer. Neither Russell nor Frontier shall be liable for any injuries or damages incurred by Manufacturer or its agents or employees as a result of its activities in the performance of this Agreement. The duty of Frontier to supply Additional Capacity under the terms of this Agreement shall not affect the status of Manufacturer as an independent contractor.

9.       Force Majeure

         Delay or failure of performance of either party shall be excused to the extent that such failure shall be caused by an act of God, strike or other labor dispute, war or war conditions, riot, civil disorder, government regulation or action, embargo, fire, flood, accident or other casualty not resulting from the negligence of either party hereto or by any other cause beyond the control of the party whose performance shall be delayed or prevented thereby. The party invoking the provisions of this section shall give the other party prompt notice in writing of the pending of or the occurrence of any such cause and shall make all reasonable efforts to remove such force majeure within thirty (30) days of such notice. The time


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for performance hereof shall be extended for a period equal to the duration of such disabling cause, unless this Agreement is terminated pursuant to the provisions of Paragraph 6 of this Agreement.

10.      Records

         (a)      Manufacturer shall maintain and retain, for a period of three
                  (3) years, accurate records of production, shipments, rejected Raw Material, rejected or Non-conforming Yarn, quality control records, records of production, and records of shipment for the Yarn, as well as other records required to be kept by applicable local, state or federal law or as may be reasonably requested by Russell or Frontier. All records required hereunder shall be maintained at yarn count level detail where applicable. Such records shall be available to Russell or Frontier for audit verification upon reasonable prior notice during Manufacturer's regular business hours and shall be retained in Manufacturer's files for inspection by Russell or Frontier for a period of not less than two (2) years after completion of production, unless otherwise agreed upon in writing by the parties. Notwithstanding anything to the contrary contained herein, Manufacturer shall retain any financial, accounting, tax, fixed asset or any other records relevant to tax and financial information for a period of time corresponding to the relevant statute of limitations for examination of tax returns of Manufacturer.

         (b) Manufacturer shall provide Russell and Frontier with monthly accounting reports of Raw Material purchases (including at Russell's or Frontier's request, copies of paid invoices), usage's, inventory values, Yarn manufactured for Russell under this Agreement as well as Yarn held in storage by Manufacturer at the end of each month.

11.      Notices


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All notices or other communications necessitated under the provisions of this
Agreement shall be deemed given if delivered by hand or if sent by U.S. certified mail, postage prepaid, return receipt requested, or by facsimile, with confirmation sent by certified mail, to the parties at the following addresses:

                  If to Russell:        Russell Corporation
                                        Attn:  Legal Department
                                        3330 Cumberland Blvd., Suite 800
                                        Atlanta, GA 30339
                                        Facsimile: 678-742-8514

                  If to Manufacturer:   Frontier Yarns, LLC
                                        1700 Central Plank Road
                                        Wetumpka, AL 36092

                  If to Frontier:       Frontier Spinning Mills, Inc.
                                        Attn: Mr. George Perkins
                                        1823 Boone Trail Road
                                        Sanford, NC 27330
                                        Facsimile: 919-777-2659

12.      Governing Law

This Agreement shall be governed by and construed in all matters in accordance with the laws of the State of Alabama, including questions regarding validity, construction, performance and compliance.

13.      Severability


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

If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law governing this Agreement, the offending provision shall be deleted and the remaining provisions of the Agreement shall not be affected thereby.

14.      Assignment

This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. A consent to one assignment shall not relieve the assignee of the obligation to obtain the consent of the other parties to a subsequent assignment.

15.      Modification or Waiver

The terms of this Agreement may not be modified nor shall any provision be waived as it applies to one party unless such modification or waiver shall be incorporated in a written amendment to this Agreement, executed by all parties with respect to a modification, or executed by the party which has the benefit of any term or provision which the other parties desire to have waived.

16.      Confidentiality

         (a) In order for Manufacturer to perform the services provided in this Agreement, the parties must disclose to Manufacturer certain trade secrets, including but not limited to, processes, equipment, specifications, manufacturing techniques and business data which the parties consider to be proprietary and confidential. Manufacturer shall regard as confidential and proprietary all of the information communicated to it by the parties in connection with this Agreement (which information shall at all times be the property of the party disclosing such information).

         (b) Manufacturer shall not at any time (i) use such information for any purpose other than in connection with the performance of its obligations under this Agreement or (ii) disclose any portion of the such information to third parties.

         (c) Manufacturer shall promptly upon the termination of this Agreement return to the disclosing party, without retaining copies thereof, all such information which is in written or tangible form (including, without limitation, all copies, summaries and notes of the contents thereof), regardless of the party causing the same to be in such form, and destroy all written materials prepared by Manufacturer which incorporates or include any such information.

         (d) Manufacturer shall disseminate such information to its employees only on a "need-to-know" basis. Manufacturer shall cause each of its employees who have access to such information to comply with the terms and provisions of this paragraph 16 in the same manner as Manufacturer is bound hereby, with Manufacturer remaining responsible for the actions and disclosures of any such employees. In addition, except as otherwise provided herein, Manufacturer shall not disclose to third parties any such information disclosed by the parties or developed for the parties by Manufacturer or the terms and conditions of this Agreement. Manufacturer agrees that any breach of this paragraph 16 by Manufacturer or its employees shall cause irreparable injury to Russell, that the parties shall be entitled, among other remedies, to specific performance and injunctive or other equitable relief as a remedy against Manufacturer and/or the employee(s), as the case may be, for any such breach.

         IN WITNESS WHEREOF the parties have executed this Supply Agreement in three (3) counterparts, all of which shall be deemed an original instrument, in the presence of the undersigned witnesses.


RUSSELL CORPORATION



By
   ---------------------------------
Its
   ---------------------------------


FRONTIER YARNS, LLC



By
   ---------------------------------
Its
   ---------------------------------


FRONTIER SPINNING MILLS, INC.



By
   ---------------------------------
Its
   ---------------------------------

                                   SCHEDULE A


[PROVISION REDACTED (APPROXIMATELY ONE PAGE)](*)


--------------
(*) Material omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "SEC"). The omitted material has been filed separately with the SEC.

                                   SCHEDULE B


[PROVISION REDACTED (APPROXIMATELY ONE PAGE)](*)


--------------
(*) Material omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "SEC"). The omitted material has been filed separately with the SEC.

                                   SCHEDULE C

                                  (Not Final)

                                  SCHEDULE 1(n)


                             Russell Purchase Order

                                  (not final)

                                  Schedule 1(o)


                  Quality Control Standards and Specifications

                                  (not final)

                                  SCHEDULE 4(e)


                      Russell's Business Partner Guidelines

Russell Corporation will only do business with companies and individuals that share the company's adherence to high legal, ethical and moral standards. Russell's goal is to create and encourage creation of model operations that provide good jobs at fair wages and also improve conditions in their communities.

All suppliers, joint ventures, vendors and other business partners (the "Business Partners") are expected to comply with the Russell International Operating Principles attached hereto and to assure compliance in all contracting, subcontracting or other relationships. In establishing these guidelines, Russell believes it is effectively exercising its economic leverage with business partners to encourage their full compliance with laws designed to protect their employees and to support the highest standards of business conduct.

The following Guidelines have been developed to ensure consistent compliance by all Business Partners. Russell recognizes that the Guidelines will also assist management in selecting business partners that follow work place standards and practices consistent with Russell's International Operating Principles.

         Selection Guidelines

         Legal and Ethical Standards

Russell will require that all Business Partners fully comply with all applicable legal and ethical standards and requirements of the countries in which they are doing business, including the United States. Russell will not do business with any Business Partner that violates the legal and ethical rights of employees in any way.

EMPLOYMENT PRACTICES

         Wages and Benefits

Russell will only do business with Business Partners who provide reasonable wages and benefits that equal or exceed the prevailing local industry standard.

         Working Hours

Russell will only do business with Business Partners that comply with the prevailing local work hours and do not exceed them, except for appropriately compensated overtime.

         Child Labor

Russell will not do business with Business Partners that use child labor. Russell will not use vendors/suppliers who employ people in violation of local mandatory school age or under the legal employment age in each country. If Russell deems the work being done is inappropriate or poses possible risk to employees at the legal minimum employment age, it reserves the right to establish its own minimum age limit for Business Partners on a country-by-country basis. Under no circumstances will the minimum age be under
15. Russell supports the development of legitimate workplace apprenticeship programs for the educational benefits of younger people.

         Prison/Forced Labor

Russell will not knowingly do business with Business Partners that use involuntary, indentured or forced labor, including prison labor that is not on a voluntary basis. This includes labor that is required as a means of political coercion or as punishment for holding or for peacefully expressing political views.

         Discrimination

While Russell recognizes and respects cultural differences, the company believes that employees should be employed on the basis of their ability to do the job, rather that on the basis of personal characteristics or beliefs. In-country laws, however, will take precedent over company policies and directions.

DISCIPLINARY PRACTICES

Russell will not do business with Business Partners that use corporal punishment or other forms of mental or physical coercion.

HEALTH AND SAFETY

Russell will use Business Partners that who provide employees with safe, adequate work environments and protections from exposure to hazardous conditions or materials. Any Business Partner that provides residential facilities for employees must ensure that it is safe, healthy and adequate housing.

ENVIRONMENTAL REQUIREMENTS

Russell will use only those Business Partners that share the company's commitment to the community and to the environment. They must conform to all legal requirements regarding environmental codes and guidelines. Further, Russell will seeks Business Partners who demonstrate a commitment to progressive environmental practices and to preserving the earth's resources.

RIGHT OF INSPECTION

Russell will assure proper implementation of and compliance with the standards set forth in these Guidelines by implementing affirmative measures such as on site inspection of Business Partners' facilities.

RUSSELL CORPORATION

OPERATING PRINCIPLES

RUSSELL CORPORATION is a manufacturer and marketer of the highest quality apparel products with superior customer value. To maintain its tradition and reputation as a superior employer and a responsible corporate citizen, Russell has established International Operating Principles for the corporation and its business partners.

Russell expects its commitment to the highest standards of business ethics and regards for human rights throughout the world to extend to all locations in which it operates. While Russell recognizes that legal and cultural differences exist and standards may vary by country, there are certain fundamental principles that should apply universally. As Russell expands operations and businesses internationally, these principles provide the foundation for ongoing evaluation of employment practices and environmental compliance.

Russell has also defined certain standards and guidelines for our business partners, including vendors, suppliers, contractors, and joint ventures. In developing these guidelines, it is Russell's desire to identify and give preference to potential partners who share our commitment to quality products as well as to quality business and community relationships.

LEGAL AND ETHICAL PRACTICES

Russell expects operating facilities and employees to comply with all applicable laws, practices and regulations of the countries in which they are doing business, including those of the United States. The company will not condone any violation of any such regulation or laws.

Russell believes in maintaining high ethical standards in conducting business activities and will not approve or be involved in practices of questionable conduct.

EMPLOYMENT PRACTICES

Use of child labor is not permissible. Employees must be over the applicable minimum legal age requirements or be at least 17 years old, whichever is greater. Russell facilities must observe all child labor laws, specifically wages, working conditions, hours of work and education.

Russell will not condone or permit the use of forced, involuntary or uncompensated labor under any circumstances. The use of corporal punishment, other mental or physical disciplinary actions or sexual harassment will not be allowed. Russell will not knowingly use or purchase materials or products manufactured by involuntary or forced labor of any type, including prison labor that is not on a voluntary basis.

Russell will provide reasonable wages and benefits that match or exceed the prevailing local industry practices and that are at or above legal mandates. Paying employees at competitive levels supports the company's goal to motivate and keep the best employees within its business activity. Russell strongly encourages employee participation through the sharing of ideas, which fosters an open relationship. There is also an ongoing emphasis on employee training, education, and development.

While Russell recognizes and respects cultural differences, the company believes that employees should be hired on the basis of their ability to do the job, not on the basis of their personal characteristics or beliefs. Russell strictly prohibits discrimination with regard to race, color, national origin, religion, gender, age, sexual orientation or disability. Russell will actively respect, promote and manage diversity within its employees. In-country laws will, however, always take precedent over company policies.

Russell believes in positive employee relations that are firmly established in mutual respect, fairness, and openness in the expression of ideas and opinions. Russell recognizes and rewards excellent performance and encourages its employees to participate in the decision making process because this permits the company to successfully compete in a global economy.

HEALTH AND ENVIRONMENTAL

Russell is committed to protect and preserve the environment, as well as to fully comply with all local government laws and international standards. All operations must adhere to national laws regarding the protection and preservation of the environment.

Russell believes in providing a safe and healthy workplace in compliance with local laws, including adequate facilities and protections from exposure to hazardous conditions or materials. Employees will be trained in safety rules, practices and use of protective equipment.

COMMUNITY RELATIONS AND CONTRIBUTIONS

Russell Corporation is committed to being a good corporate citizen in every country where it operates. All facilities are encouraged to contribute to improving their communities by participating and sponsoring activities, such as adopting schools, promoting educational programs and involvement in service organizations.

COMMUNICATION

Russell Corporation believes in maintaining appropriate confidential records, but strongly encourages open communication with its employees and business partners.

INSPECTION

Russell will make it clear to all employees that the company expects them to comply with all laws and with its broader Operating Principles. To further assure proper implementation of and compliance with its established standards, Russell Corporation, or a third party designated by Russell Corporation, will undertake affirmative measures, such as on-site inspection of the facilities, to implement and monitor these standards.